Exhibit 10.15


                         WAUSAU-MOSINEE PAPER CORPORATION
                           INCENTIVE COMPENSATION PLAN
                                       FOR
                               EXECUTIVE OFFICERS
                                     (2003)


      The President and CEO, Executive Vice President, Administration, Senior Vice President, Finance, and Senior Vice President, Engineering and Environmental Services each have a bonus opportunity equal to a maximum of 75% of base salary based upon earnings per share. Incentive bonuses will be 0% of base salary if earnings are $.34 per share and will increase on a pro rata basis to a maximum of 75% of base salary at $1.11 per share. These officers will also be entitled to a maximum bonus of 25% of base salary upon satisfaction of individual performance objectives established at the beginning of the year by the Compensation Committee of the Board of Directors or President and CEO.

      Each of the Senior Vice Presidents, Printing & Writing Group, Specialty Paper Group, and Towel & Tissue Group, will be eligible to earn an incentive bonus based on the operating profits of their Group as well as earnings per share. In each case, achievement of the Group's minimum targeted operating profit will result in incentive compensation equal to 0% of base salary, with a pro rata increase of up to 50% of base salary based upon achievement of operating profit goals above the minimum targeted amount. Each of these Senior Vice Presidents also have a bonus opportunity of 25% of base salary based upon earnings per share. Incentive bonuses will be 0% of base salary if earnings are $.34 per share and will increase at a pro rata basis to a maximum of 25% of base salary at $1.11 per share. In addition, each of these Senior Vice Presidents will be eligible to earn incentive compensation in a amount equal to a maximum of 25% of base salary for achievement of individual performance objectives established at the beginning of the year by the President and CEO.

      For purposes of this plan, "earnings per share" means earnings per share as reported in the company's audited financial statements, as adjusted for accruals on SAR's, bonus expense, and other extraordinary items as determined in the discretion of the Executive Compensation & Bonus Committee.